Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neopharm.com

847-775-4598

NEOPHARM ANNOUNCES PRECISE TRIAL HAS REACHED CRITERIA FOR INTERIM EFFICACY ANALYSIS

•                  Independent Data Monitoring Committee to Conduct Interim Efficacy Analysis

WAUKEGAN, Illinois — June 8, 2006 — NeoPharm (Nasdaq: NEOL) today announced that it has received notification that the Company’s cintredekin besudotox (IL13-PE38QQR) Pivotal Phase III PRECISE trial for the treatment of Glioblastoma Multiforme (GBM), the most aggressive form of brain cancer, has reached the criterion for the interim efficacy statistical analysis (160 deaths). As a result, the PRECISE trial’s independent Data Monitoring Committee (DMC) will assess the study data to date, conduct an interim efficacy analysis, and thereafter provide its recommendation to the Company. The Company currently expects to receive the DMC’s recommendation within 10-14 business days.

In accordance with the Study protocol, an interim efficacy analysis will be conducted by the DMC to evaluate potential superiority of long-term patient survival of cintredekin besudotox versus Gliadel® Wafer. The DMC will inform the company that it has reached the pre-specified statistical endpoint or continue to the final efficacy analysis at the 215th death, expected to occur in late 2006 or early 2007.

About Glioblastoma Multiforme

Glioblastoma multiforme (GBM) is the most common type of malignant primary brain tumor in adults. According to the Central Brain Tumor Registry of the United States (www.cbtrus.org), GBM tumors usually affect men more commonly than women, particularly men between the ages of 60 and 85 years. According to the CBTRUS, approximately 18,500 people are diagnosed annually with primary malignant brain tumors and approximately 13,000 people die from this disease annually. Survival time for patients ranges from six months for recurrent disease to 12 months with newly diagnosed disease despite aggressive treatments including surgery, radiation therapy and chemotherapy.

GBM tumors mainly arise in the cerebral hemispheres (the main portions of the brain), but they can also occur in the brain stem, cerebellum, or spinal cord. Symptoms of a GBM can include headaches that are caused by increased intracranial pressure, memory loss, seizures, personality changes, and coordination difficulties.

About Cintredekin Besudotox (IL13-PE38QQR)

Cintredekin besudotox is a recombinant protein consisting of a single molecule composed of two parts: a tumor-targeting molecule (Interleukin-13, or IL13) and a cytotoxic agent (Pseudomonas Exotoxin, or PE). The drug is delivered via Convection Enhanced Delivery (CED), a novel drug delivery system using catheters placed following tumor resection (removal), in areas with

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Exhibit 99.1

microscopic tumor spread or at risk of tumor spread around the tumor resection cavity. IL13 receptors are present in appreciable numbers on malignant glioma cells, but only to a minimal amount if at all on healthy brain cells. The IL13 portion is designed to bind to receptors on tumor cells like a key fits into a lock. The cancer cell appears to latch onto and absorb the IL13 and the attached PE, causing destruction of the cancer cell. Healthy brain cells appear to be unharmed because they do not internalize the PE.

Cintredekin besudotox has received Orphan Drug designation and Fast Track designation from the U.S. Food and Drug Administration (FDA). Cintredekin besudotox was also accepted into FDA’s Pilot 2 Program for continuous marketing applications. Cintredekin besudotox has also received Orphan Drug designation in Europe.

Promising data for this potential therapeutic advance in the treatment of GBM has been observed in Phase I/II studies. In addition, the importance of adequate catheter positioning in order to achieve optimal distribution of cintredekin besudotox in brain tissue was assessed, leading to the specific guidelines for catheter positioning and deferred catheter placement used in the Company’s ongoing Phase III PRECISE Trial. Improved catheter placement translated into a better patient outcome for the 45 (complete Phase I/II patient set) recurrent GBM patients treated post-tumor resection in the Phase I/II trials, with an overall median survival of 44.0 weeks (95% Confidence Interval [CI]: 36.1-55.6) including 42 percent of patients with <2 adequately positioned catheters, while patients with ≥2 catheters adequately positioned surviving with a median of 53.6 weeks (95% CI: 36.1-70.3). Separately, one-year and two-year survival rates for recurrent GBM patients were 40 percent and 13 percent respectively.

Pivotal Phase III Trial — PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial. It was designed to enroll up to 300 patients in order to obtain 270 patients with confirmed GBM at first recurrence at study entry surgical resection for the intent-to-treat patient population, and compare overall survival, drug safety and quality of life of patients receiving cintredekin besudotox with patients receiving Gliadel Wafer in the treatment of first recurrent GBM following surgical tumor resection.

PRECISE achieved the 270 patient intent-to-treat milestone (276 intent-to-treat) in early December after enrolling 294 patients. Patients were randomized so that 2 patients received cintredekin besudotox via CED for every 1 patient that received Gliadel Wafer placed in the resection cavity at the time of resection. The primary efficacy analysis of the trial will be based on the comparison of the overall patient survival curves of the two treatment groups.

In December 2005, an independent Data Monitoring Committee (DMC) recommended that the PRECISE Trial continue as planned under the approved protocol. The DMC observed no treatment related adverse or serious adverse events that differed from those seen in the Phase I/II trials, and observed that, at that time, optimal catheter placement (≥2 catheters adequately positioned) had been achieved in more than 80% of patients.

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Exhibit 99.1

About Gliadel Wafers

A Gliadel Wafer delivers BCNU (known as carmustine), a commonly used chemotherapeutic anti-tumor agent for GBM, directly to the brain tumor resection cavity. Up to eight dime-sized wafers are placed in the space once occupied by the tumor at the time of resection. The wafers slowly dissolve over the next two to three weeks, bathing the surrounding cells with BCNU. GLIADEL® Wafer has been approved by the FDA for the treatment of recurrent and newly diagnosed GBM. By design, the wafers can only kill cells that the released carmustine comes in contact with and the drug is limited by diffusion in reaching viable tumor cells outside the tumor resection cavity.

In an earlier Phase III clinical trial sponsored by Guilford Pharmaceuticals, median survival of 28 weeks was obtained with the Gliadel Wafer compared to 20 weeks for placebo in 145 recurrent GBM patients, a 40% difference. Separately, 1-year and 2-year survival rates for recurrent GBM patients were 20% and 10%, respectively. A post hoc analysis of the Gliadel Wafer data for favorable prognostic factors did not measurably change the difference in median survival between the Gliadel Wafer and the placebo groups (from 8 weeks to 9 weeks). However, the difference in overall median survival between the two arms decreased to 29% from 40%.

NeoPharm’s Commitment to Oncology

NeoPharm employees share a common goal: bringing hope to cancer patients and their families through the research and development of new cancer drugs and therapies. The Company’s oncology portfolio is built on two novel, proprietary platforms: a tumor-targeting platform, and the NeoLipid® Liposomal Drug Delivery platform. Through its research and clinical studies, as well as its work with physicians, scientists, and advocacy groups, NeoPharm is helping to enhance the lives of cancer patients.

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.neopharm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to clinical trials including cintredekin besudotox, future patient survival in the Company’s ongoing Phase I/II studies and PRECISE trial, the results of the interim or final efficacy analyses,  and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, obtaining regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  uncertainty regarding the availability of third party production capacity, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,  directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, cintredekin besudotox,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.